Exhibit 99.1

HSBC Finance, Santander Consumer in Agreement

on HSBC's US Auto Business

• HSBC to sell auto finance loan servicing platform for $4 million

• Santander to acquire US $1 billion in loan receivables for $900 million

• Santander to service HSBC's remaining auto finance portfolio

METTAWA, Ill. -- HSBC Finance Corporation has announced its auto finance entities have reached an agreement with Santander Consumer USA Inc. (SC USA) to sell HSBC US auto loan servicing operations as well as US $1 billion in auto loan receivables for US $904 million in cash, and enter into a loan servicing agreement for the remainder of its US auto loan portfolio, which is in liquidation. The transaction is expected to close in the first quarter of 2010.

At June 30, 2009, HSBC Finance’s auto finance business had $7.7 billion in managed receivables which it serviced for itself and for auto loans of HSBC Bank USA, N.A. Under the terms of the sale, HSBC’s auto loan servicing facilities in San Diego, CA, and Lewisville, TX, will be assigned to SC USA and the majority of the 700 employees from those locations will be offered the opportunity to transfer to SC USA beginning in the first quarter of 2010. SC USA will provide servicing for the auto loans it purchases, as well as for the remaining HSBC auto loan portfolio.

“This agreement is an important step in our continuing efforts to proactively reduce the HSBC Finance portfolio, and at the same time offer opportunities for our employees with a Company which has demonstrated a longer term commitment to the auto finance business,” said Niall Booker, CEO of HSBC Finance Corporation. “We would like to thank the Auto Finance team for significant contributions the business has made over the years to both the industry and to HSBC and, in particular, for their dedication and professionalism in servicing our customers during these challenging economic times.”

About HSBC Finance Corporation

HSBC Finance Corporation, through its subsidiaries, provides credit cards and private label credit cards, taxpayer financial services and specialty insurance products as well as servicing of real estate secured and unsecured loans. HSBC Finance is a subsidiary of HSBC North America Holdings Inc., one of the top ten financial services companies in the United States.

About Santander Consumer USA Inc. (SC USA)

Santander Consumer USA is a leading company in the automotive finance sector, whose core business is indirect, direct and third-party originations and servicing of auto loans. With its Drive® (www.drivefinancial.com), Santander Auto Finance (www.santanderauto.com) and RoadLoans® (www.roadloans.com) brands, SC USA’s finance programs cover the entire non-prime spectrum. The company began originating loans in 1997, and is headquartered in Dallas. The company is owned by Banco Santander (NYSE: STD), a leading international commercial and retail bank with 91 million customers served by nearly 14,000 branches in its main markets.

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Media Inquiries

Cindy Savio

HSBC – North America

224-544-3313

cindy.d.savio@us.hsbc.com